SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               SCHEDULE 13D/A
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No. 4)



                             AEP Industries Inc.
                            -------------------
                             (Name of Issuer)


                  Common Stock, par value $0.01 per share
                  ---------------------------------------
                        (Title of Class of Securities)

                                001031103
                                ---------
                              (CUSIP Number)


                             William F. Stoll
                Senior Vice President and General Counsel
                               Borden, Inc.
                           180 East Broad Street
                            Columbus, OH 43215
                             (614) 225-4000

          Copy to:                                     Copy to:

     Scott M. Stuart                             David Sorkin, Esq.
     KKR Associates,                         Simpson Thacher & Bartlett
Whitehall Associates, L.P.,                    425 Lexington Avenue
c/o Kohlberg Kravis Roberts & Co.                New York, NY 10017
    9 West 57th Street                              212-455-2000
    New York, NY 10019
    (212) 750-8300

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                   July 12, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

CUSIP No. 001031103                 13D                   Page 2 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          Borden, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


          Not Appliable
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


         New Jersey
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                       2,185,618
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY             0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                       2,185,618
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                       0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,618
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       28.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


       CO
________________________________________________________________________________

CUSIP No. 001031103                 13D                   Page 3 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          Borden Holdings, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


          Not Appliable
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                       2,185,618
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY             0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                       2,185,618
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                       0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,618
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       28.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


       CO
________________________________________________________________________________

CUSIP No. 001031103                 13D                   Page 4 of 8 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          BW Holdings LLC
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


          Not Appliable
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                       2,185,618
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY             0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                       2,185,618
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                       0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,618
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       28.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


       OO, HC
________________________________________________________________________________

CUSIP No. 001031103                 13D                   Page 5 of 8 Pages

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          Whitehall Associates, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


          Not Appliable
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                       2,185,618
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY             0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                       2,185,618
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                       0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,618
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       28.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


       PN
________________________________________________________________________________

CUSIP No. 001031103                 13D                   Page 6 of 8 Pages

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          KKR Associates
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


          Not Appliable
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


         New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                       0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY             2,185,618
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                       0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                       2,185,618
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,618
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       28.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


       PN
________________________________________________________________________________

CUSIP No. 001031103                 13D                   Page 7 of 8 Pages

     This Amendment No. 4 hereby amends and supplements the statement of beneficial ownership on Schedule 13D relating to the common stock, par value $.01 per share, of AEP Industries Inc. filed on July 1, 1996, as amended by Amendment No. 1 thereto filed on October 17, 1996, Amendment No. 2 thereto filed on June 4, 1999 and Amendment No. 3 thereto filed on February 9, 2001 (as amended, the "Schedule 13D") by and on behalf of the reporting persons, consisting of KKR Associates, Whitehall Associates, L.P., BW Holdings LLC, Borden Holdings, Inc. and Borden, Inc., with respect to the items set forth below.

Item 2.    Identity and Background.
           -----------------------

     Paragraph 6 of Item 2 is amended in its entirety and is replaced by the following:

     Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Scott
M. Stuart, Edward A. Gilhuly, Perry Golkin, Johannes Huth, Todd Fisher, Alexander Navab and Neil Richardson are the general partners of KKR Associates. Messrs. Kravis, Roberts, MacDonnell, Raether, Michelson, Greene, Tokarz, Stuart, Gilhuly, Golkin, Fisher, Navab and Richardson are each United States citizens, Mr. Huth is a citizen of the Federal Rupublic of Germany, and the present principal occupation or employment of each is as a member of KKR & Co. L.L.C., a Delaware limited liability company and the general partner of Kohlberg Kravis Roberts & Co. L.P., a private investment firm, the addresses of which are 9 West 57th Street, New York, New York 10019, 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025, and Stirling Square, 7 Carlton Gardens, London, England, SW1Y5AD. The business address of Messrs. Kravis, Raether, Tokarz, Stuart, Golkin and Navab is 9 West 57th Street, New York, New York 10019; the business address of Messrs. Roberts, MacDonnell, Michelson and Greene is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025; the business address of Messrs. Gilhuly, Huth, Fisher and Richardson is Stirling Square, 7 Carlton Gardens, London, England, SW1Y5AD.

Items 4 and 5.    Purpose of Transaction; Interest in Securities of the Issuer.
                  ----------------------------------------------------------

         Between June 15, 2001 and July 12, 2001, Borden, Inc. sold 90,800 shares in brokers transactions on the NASDAQ Stock Market at an average price per share of $36.9132. Following these transactions, the beneficial ownership of the identified class of securities held by Borden, Inc. decreased to 2,185,618 shares (28.1%). As a result, the beneficial ownership of each of the other reporting persons also decreased to 2,185,618 shares (28.1%).

         The reporting persons intend to review on a continuing basis their investment in AEP Industries Inc. as described in and subject to the limitations set forth in the Schedule 13D.

CUSIP No. 001031103                 13D                   Page 8 of 8 Pages
                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               KKR ASSOCIATES

                               By: /s/ William J. Janetschek
                                   ---------------------------------
                                   Name:  William J. Janetschek
                                  Title:    Attorney-in-Fact
                                              for Scott M. Stuart

                               WHITEHALL ASSOCIATES, L.P.

                               By KKR Associates
                               General Partner

                               By:  /s/ William J. Janetschek
                                    ---------------------------------
                                    Name:     William J. Janetschek
                                    Title:    Attorney-in-Fact for
                                               Scott M. Stuart

                               BW HOLDINGS LLC

                               By Whitehall Associates, L.P.,
                                  Its managing member

                               By Borden Holdings, Inc.
                                  Attorney-in-Fact

                               By:   /s/ Alyssa A. Anton
                                     ----------------------------------
                                     Name:     Alyssa A. Anton
                                     Title:    Vice President

                                BORDEN HOLDINGS, INC.

                                By:   /s/ Alyssa A. Anton
                                     ----------------------------------
                                     Name:     Alyssa A. Anton
                                     Title:    Vice President

                                BORDEN, INC.

                                 By:   /s/ Ellen German Berndt
                                      ----------------------------------
                                      Name:    Ellen German Berndt
                                     Title:    Secretary



Dated: August 1, 2001